KRAMER LEVIN NAFTALIS & FRANKEL LLP

Exhibit 5.1

January 10, 2018

FCB Financial Holdings, Inc.

2500 Weston Road, Suite 300

Weston, Florida 33331

Re:	FCB Financial Holdings, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to FCB Financial Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 1,933,415 shares of Class A Common Stock, par value $0.001 per share (the “Shares”), to be issued in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of November 27, 2017 (as it may be amended from time to time, and including all exhibits thereto, the “Merger Agreement”), by and among the Company, Floridian Community Holdings, Inc., a Florida corporation (“Floridian Community”), and Flamingo Sub, Inc., a Florida corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Floridian Community, with Floridian Community as the surviving corporation, becoming wholly owned by the Company (the “Merger”), and, immediately thereafter, Floridian Community will merge with and into the Company, with the Company as the surviving corporation.

In rendering this opinion, we have examined copies of the following documents (collectively, the “Transaction Documents”):

A. the Registration Statement,

B. the Merger Agreement,

C. the Restated Certificate of Incorporation of the Company and the By-laws of the Company, as amended, and

D. the resolutions of the Board of Directors of the Company relating to the approval of the Merger.

We have also reviewed such other documents and made such other investigations as we have deemed appropriate. As to various questions of fact material to this opinion, we have relied upon the statements of the Company contained in the Transaction Documents and upon the statements, representations and certificates of officers or representatives of the Company, public officials and others. We have not independently verified the facts so relied on.

KRAMER LEVIN NAFTALIS & FRANKEL LLP

FCB Financial Holdings, Inc.

January 10, 2018

Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that, when (i) the Registration Statement has been declared effective by order of the SEC, (ii) the holders of Floridian Community’s common stock, par value $0.01 per share, have approved the Merger Agreement and the transactions contemplated thereby and (iii) the Merger is consummated in accordance with the terms of the Merger Agreement, the Shares to be issued pursuant to the Merger Agreement will be duly authorized, validly issued, fully paid and nonassesable.

We do not express any opinion with respect to any law other than the General Corporation Law of the State of Delaware and the federal securities laws of the United States of America. This opinion is rendered only with respect to the laws and legal interpretations and the facts and circumstances in effect on the date hereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and the references to our name therein, as well as under the heading “Legal Matters” in the related proxy statement and prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Thomas E. Constance, a member of this firm, is a director of the Company.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP

KRAMER LEVIN NAFTALIS & FRANKEL LLP